Exhibit 99.1

Lion Biotechnologies Announces Pricing of Secondary
Offering of Shares By Selling Stockholders

LOS ANGELES, CA (May 1, 2015) – Lion Biotechnologies, Inc. (LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor infiltrating lymphocytes, today announced the pricing of an underwritten secondary offering of 4,750,000 shares of Lion’s common stock at a price to the public of $10.00 per share. All shares were offered by the selling stockholders, including certain members of Board of Directors of the Company and certain of their affiliates. Lion Biotechnologies will not sell any shares or receive any proceeds from the offering. The offering is expected to close on or about May 6, 2015, subject to the satisfaction of customary closing conditions.

Jefferies LLC is acting as sole book-running manager for the offering.

A shelf registration statement on Form S-3 relating to the underwritten offering of the shares of common stock described above was filed by Lion Biotechnologies with the Securities and Exchange Commission (“SEC”) and has been declared effective by the SEC. A preliminary prospectus supplement and accompanying prospectus related to the offering, and a final prospectus supplement and accompanying prospectus will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 547-6340, or by e-mail at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Lion Biotechnologies

Lion Biotechnologies, Inc. is engaged in the development of T-cells and engineered T-cells for the treatment of various cancers. The company’s lead product candidate is a ready-to-infuse autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TIL) for the treatment of patients with Stage 4 metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and the H. Lee Moffitt Cancer Center & Research Institute. For more information, please visit http://www.lionbio.com.

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Forward Looking Statements

This press release contains certain forward-looking statements, including statements regarding the company’s expectations with respect to the closing of the offering by the selling stockholders. These statements are subject to a number of risks and uncertainties which may cause our actual results or outcomes to be materially different from those expressed or implied by the forward-looking statements. These risks and uncertainties include market risks and uncertainties and risks and uncertainties relating to the satisfaction of customary closing conditions for an underwritten offering of securities, as well as the risks and uncertainties described in Lion’s most recent Annual Report on Form 10-K and its other filings with the SEC. Except as required by law, Lion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations

The Trout Group

Elizabeth Broder

646-378-2945

ebroder@troutgroup.com

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